UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2015 (November 2, 2015)

CLARCOR INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11024	36-0922490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

840 Crescent Centre Drive, Suite 600, Franklin, TN 37067

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 615-771-3100

No Change

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 2, 2015, CLARCOR Inc. (the “Company”) and certain of its subsidiaries, as borrowers, entered into an Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with Bank of America, N.A., as administrative agent, swing line lender and a letter of credit issuer and the lenders party thereto. The Amended Credit Agreement amends and restates the Company’s Credit Agreement dated as of April 5, 2012, as amended, restated, supplemented or otherwise modified from time to time prior to the date of the Amended Credit Agreement (the “Original Credit Agreement”).

The Amended Credit Agreement increased the aggregate revolving commitments under the Original Credit Agreement by $350.0 million, such that the aggregate revolving commitments under the Amended Credit Agreement are $500.0 million. The Amended Credit Agreement also provides for a prepayment in respect of the Company’s term loan facility so that such term loan facility, as so prepaid, will be in a principal amount not greater than $200.0 million. The Amended Credit Agreement extends the maturity date of the revolving credit facility and term loan facility to November 1, 2020.

Pursuant to the Amended Credit Agreement, the Company and certain of its subsidiaries may borrow up to $700.0 million under a senior credit facility comprised of a $500.0 million revolving credit facility (the “Revolving Credit Facility”) and $200.0 million of term loans (the “Term Loans” and together with the Revolving Credit Facility, the “Facility”).

The Revolving Credit Facility includes a sublimit of $50.0 million for letters of credit and a separate $50.0 million swing line facility sublimit. The Revolving Credit Facility also includes an accordion feature that will allow the Company to increase the Revolving Credit Facility by a total of up to $100.0 million, subject to securing additional commitments from existing lenders or new lending institutions.

Loans under the Facility bear interest at either LIBOR or a prime-based base rate, as elected by the Company, plus, in each case, an applicable margin determined with reference to the Company’s consolidated leverage ratio. Loans under the swing line facility bear interest at the base rate plus the applicable margin.

The principal balance outstanding under the Revolving Credit Facility is payable in full at maturity on November 1, 2020. Principal is payable in respect of the Term Loans in quarterly installments based on specified percentages of the initial principal amount of the Term Loans, and the entire outstanding principal balance of the Term Loans is payable in full at maturity on November 1, 2020.

Loans under the Facility are unsecured, but are guaranteed substantially by all of the Company’s material domestic subsidiaries.

If an event of default shall occur and be continuing under the Amended Credit Agreement, the entire principal amount outstanding under the Loans under the Facility, together with all accrued unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable.

Certain of the lenders under the Amended Credit Agreement or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.

The foregoing summary of the Amended Credit Agreement contained in this Current Report on Form 8-K does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amended, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 above is incorporated by reference hereunder.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amended and Restated Credit Agreement, dated as of November 2, 2015, by and among the Company, CLARCOR EM Holdings, Inc., CLARCOR Engine Mobile Solutions, LLC, the lenders party thereto and Bank of America, N. A., as administrative agent, as swing line lender and as a letter of credit issuer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLARCOR INC.

By:	/s/ Richard M. Wolfson
Richard M. Wolfson
Vice President, General Counsel and Secretary

Date: November 3, 2015

EXHIBIT INDEX

No.	Exhibit

10.1	Amended and Restated Credit Agreement, dated as of November 2, 2015, by and among the Company, CLARCOR EM Holdings, Inc., CLARCOR Engine Mobile Solutions, LLC, the lenders party thereto and Bank of America, N. A., as administrative agent, as swing line lender and as a letter of credit issuer.